Exhibit 10.5

LEASE AGREEMENT

THIS AGREEMENT, entered into and executed this 2nd day of December, 2003, by and between Yu, Cheng-Huang referred to as Party A and Bowne Global Solutions, Taiwan, hereinafter referred to as Party B.

IT IS HEREBY MUTUALLY AGREED between the parties as follows:

Article 1	Location:

The premises of the lease is located at 25F-1, No. 508, Chung Hsiao East Road, Section 5, Hsin-Yi District, Taipei City, and one parking space on the forth lower floor (B4, #126) of the same address (locations shown as the attached Construction Registration File).

Location	No. 327, Sub-section 3, Fu-Der Section, Taipei City
Address	25F, No. 508, Chung Hsiao E Road, Sec. 5, Taipei
Space	203 M2
Car park	B4-#126

Article 2	Duration:

The duration of this lease shall be valid for three years, effective from January 16, 2005 to January 15, 2008.

Article 3	Rent & Deposit

a. The rent shall be NT$100,000 per month inclusive of taxes. Method of payment: The term of rent payment should be made on a monthly basis. At the time when the lease is signed, The rent payment shall be effected by checks for three terms each time (one check for one term due on the 16th of each month).

b. To assure observance and performance of each and every article of this lease, Party B shall, at the time of signing this lease, pay Party A an amount of NT$300,000 as deposit.

c. Upon expiry of this Agreement, the security deposit shall be returned within 7 days without interest when Party B indicates no intention to renew the lease and vacates the premises, pays up all utilities bills, building management fee and other similar types of charges and causes no damage to any fixture in the premises.

d. Shall this agreement be terminated prior to the end-date, Party A shall returned the security deposit within 7 days and also unexpired rent checks.

Article 4	Limitations on use of the leased premises:

a. The premises should only be used in accordance with the use permit granted (i.e. for commercial (general office) use only).

b. Party B shall not re-lease, sublet, transfer or hypothecate the leased premises inclusive of auxiliary facilities, or any part thereof, to a third party.

c. Unless mutually agreed to renew the lease upon the expiry of this Agreement, Party B shall vacate the leased premises immediately upon the expiry or termination of the lease and turn over the property to Party A in the original condition without postponding for any reason or advocating any right to demand for removal expenses or compensations. Party B shall notify Party A of the decision in renewing this Agreement three months before the expiry of the lease in writing. A new lease agreement will be entered into after the said notification is accepted by Party A.

d. The premises shall not be used for any engagement of illegal activities or storage of dangerous items that may detriment public safety.

e. Where there is a need for remodeling in the leased premises, Party B is allowed to remove or modify, at its own expense, all existing interior fixtures. All the added decoration and/or fixtures, except non-fixtures, should unconditionally belong to Party A when the lease expires or terminates. It is understood that the materials used for decoration and/or remodeling should be of fire-resistant and/or fire-proof and the act should not harm or damage the original construction structure.

Article 5	Responsibility for repair/maintenance expenses:

Party B shall, as a bona fide keeper, use the premises cautiously and, except in an event of natural disaster or force majeure, be responsible for all damages on the premises that are attibutable to Party B. When it is necessary to repair the damages caused due to reasons of force majeure on the premises, Party A shall make arrangement for the repair work and inspection within ten days after receiving notification from Party B. Should Party A fail to perform accordingly, Party B may arrange the said repair work and Party A shall bear all costs involved that may be deducted from the rent.

Article 6	Penalty:

a. Party A may terminate this Agreement before the expiry of the lease period when Party B violates or fails to perform any provisions as set forth in this lease or has been in arrears for rent payment for more than two terms after having been notified to do so. In such event, Party A shall, therefore, not be responsible for any consequent losses that Party B may incurr.

b. Party B shall vacate the leased premises immediately upon the expiry or termination of the lease and turn over the property to Party A. Any delay shall result in double the normal rent as a penalty, effective from the following day after the expiry or termination of the lease.

Article 7	Tax and Utilities:

a. During the lease period, Party A shall be responsible for all taxes in connection with the premises.

b. Party B shall bear fees for water, electricity, gas, telephone, building management and other similar types of public facilities. Each party shall be responsible for their own stamp duty.

Article 8	Special provisions:

a. When Party B moves out, any articles left over in the leased premises are deemed discards and may be disposed by Party A at its own discretion to which Party B shall not object.

b. Before the expiry of the lease, the party wishes an early termination of this Agreement shall notify the other party in writing three months prior to the proposed termination. In such event there shall be no penalty imposed provided that Party B agrees to show the prospective tenant accompanied by Party A of the premises. Party A shall refund the security deposit to Party B without interest when Party B vacates and surrenders the premises to Party A, pays up all the required fees for water, electricity, gas, telephone, building management and other similar types of public facilities and causes no damage to any fixture in the premises.

c. Party A shall be responsible to maintain normal operation of all hardware facilities, including the central air conditioning system, in the premises. When it is necessary to repair any defect of the facilities, Party A shall make arrangement for the repair work and inspection within ten days after receiving notification from Party B. Should Party A fail to perform accordingly, Party B may arrange the said repair work and Party A shall bear all costs involved that can be deducted from the rent.

d. When the premises is not in an usable condition due to reasons of force majeure and termination of this Agreement becomes necessary, the lease is deemed expired and should automatically be terminated. In which case, Party A shall unconditionally refund the security deposit to Party B within three days.

e. Both parties agree that Taipei District Court shall be the court of first instances in case of any dispute or litigation arising out of this Agreement.

f. Party A agrees to vacate the premises gratis as from January 1st, 2004, for the furnishment to be carried out by Party B. Party B shall, therefore, bear the fees for water, electricity and building management as from January 1st, 2004.

IN WITNESS WHEREOF, the parties have hereunto affixed their seals and duly executed this lease in two (2) identical copies, each of which shall constitute an original on the day, month, and year first above written. Each party shall hold one (1) copy to serve as evidence by Party A and Party B respectively.

The Lessor (Party A): Yu, Cheng-Huang (With Seal)

ID Number: G101802194

Address: 11F, No 10, Lane 204, ShungShang Road, Taipei City, Taiwan

Telephone Number: 2756-6197

The Lessee (Party B): Bowne Global Solutions, Taiwan (With Seal)

Uniform Serial Number: 16434880

Address: 15F, #508, Chung Hsiao East Rd, Section 5., Taipei City

Telephone Number: 2727-3288